EMPLOYMENT AGREEMENT
                                     BETWEEN
                            NEW FRONTIER MEDIA, INC.
                                       AND
                                  KARYN MILLER



         This agreement is dated as of November 6, 2006 ("this Agreement"), and it sets forth the agreement of New Frontier Media, Inc. ("New Frontier" or "the Company") and Karyn Miller ("Executive") concerning the employment of Executive at New Frontier.

         Recital: Executive has previously been employed by New Frontier, pursuant to an Employment Agreement dated as of August 1, 2002, and amendments thereto, all of which are attached as Exhibit A (collectively the "New Frontier Employment Agreement").

         Accordingly, New Frontier and Executive hereby agree as follows:

         The terms of the New Frontier Employment Agreement are incorporated herein by reference. Unless otherwise defined in this Agreement, all defined terms used herein shall have the meaning as set forth in the New Frontier Employment Agreement.

         The parties hereby agree to amend the New Frontier Employment Agreement as set forth below. The following provisions replace in their entirety sections 1, 2(A)(i), 2(B)(i), 2(B)(ii), 3(A), 5(B)(i), 5(B)(ii), and 6 of the New
Frontier Employment Agreement; adds new sections 13(F), 5(B)(iii), 13(G), and 14 to the New Frontier Employment Agreement; and adds language to sections 4(A) and 9(A) of the New Frontier Employment Agreement. Except as expressly modified hereby, the terms and conditions of the New Frontier Employment Agreement remains in full force and effect.

Section 1. Employment Period

         The end of the Employment Period shall be extended to midnight on March 31, 2009.

Section 2. Terms of Employment

         (A).      Position and Duties

                  (i) During the Employment Period, Executive shall serve as Chief Financial Officer of New Frontier and shall have such authority and shall perform such executive duties as are commensurate with that position. Executive's services shall be performed at New Frontier's headquarters in Boulder, Colorado, and at such other locations as may be required by New Frontier. Notwithstanding the foregoing, for so long as Michael Weiner is Chief Executive Officer of New Frontier ("CEO Weiner"), Executive shall, during the Employment Period, perform such duties and have such title as CEO Weiner, in his sole discretion, shall determine.

         Subsection (B)(i).  Base Salary

                  For the fiscal year beginning April 1, 2006 and ending March 31, 2007, Executive shall be paid a Base Salary at the annual rate of One Hundred Eighty Thousand Dollars ($180,000) per year. For the year ending March 31, 2008, Executive shall be paid a Base Salary at the annual rate of Two Hundred Seventy Five Thousand Dollars ($275,000) per year. For the year ending March 31, 2009, Executive shall be paid a Base Salary at the annual rate of Two Hundred Seventy Five Thousand Dollars ($275,000) per year. Base Salary shall be paid in equal installments, on a bi-weekly basis.

         Subsection (B)(ii).  Bonus

                  (a) Bonus based on objective criteria: In addition to Executive's Base Salary, Executive shall be entitled to annual bonuses for the fiscal years ending March 31, 2008 and March 31, 2009, in amounts to be determined based on performance criteria set by the New Frontier Board of Directors ("the Board") in its sole discretion. The performance criteria for each fiscal year of this Agreement shall be set by the Board within 60 days of the commencement of such fiscal year of this Agreement and shall be set in accordance with the following process: After the Board receives a budget for such fiscal year, the Board shall provide to Executive proposed performance criteria for Executive's comments. Following receipt of the proposed performance criteria, Executive shall have two weeks to provide to the Board Executive's comments concerning the proposed performance criteria. The Board shall consider Executive's comments and shall thereafter provide to Executive the final performance criteria as set by the Board for such fiscal year.

                  The bonus based on objective criteria shall be in an amount up to, but no greater than, Sixty Eight Thousand Seven Hundred Fifty Dollars ($68,750) for the year ending March 31, 2008, and Sixty Eight Thousand Seven Hundred Fifty Dollars ($68,750) for the year ending March 31, 2009.

                  (b) Discretionary bonus: In addition to Executive's Base Salary and any bonus based on objective criteria, the Board may, in its sole discretion, award to Executive additional annual bonus(es). Any discretionary bonus shall be shall be set by the Board in an amount up to, but no greater than, One Hundred Eighty Thousand Dollars ($180,000) for the year ending March 31, 2007, Sixty Eight Thousand Seven Hundred Fifty Dollars ($68,750) for the year ending March 31, 2008, and Sixty Eight Thousand Seven Hundred Fifty Dollars ($68,750) for the year ending March 31, 2009.

                  (c) Executive shall be paid a "signing bonus" of Ninety Five Thousand Dollars ($95,000), payable in equal bi-weekly installments over the period from November 6, 2006 through and including March 31, 2007. The total bonuses payable to Executive under subsection (b), above, for the year ending March 31, 2007 shall be reduced, on a dollar-for-dollar basis, by the amount of the signing bonus.


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

                  (d) All bonuses payable to Executive pursuant to subsections
(a) and (b), above, shall be paid within two and one-half (2 1/2) months of the end of the fiscal year for which they are awarded. No discretionary bonus shall be payable to Executive in connection with a fiscal year if Executive's employment terminates for cause prior to the end of the fiscal year. Discretionary bonuses following termination prior to the end of the fiscal year for reasons other than cause may be paid depending upon the exercise of Board discretion pursuant to section 2 (B)(ii)(b) above. No bonus based on objective criteria shall be payable to Executive if Executive's employment terminates for cause prior to the achievement of the performance criteria set by the Board. In the event of a termination for reasons other than cause in the last quarter of a fiscal year, bonuses based on objective criteria shall be prorated based upon the number of months worked in the fiscal year if Executive has achieved, or is on track to achieve, the applicable criteria.

Section 3.  Early Termination of Employment.

         (A).  For Cause

                  Replace the existing language of Subsection A with the following:

                  CAUSE. New Frontier may terminate Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean and be limited to (i) the conviction of Executive for committing an act of fraud, embezzlement, theft or other act constituting a crime, or the guilty or nolo contendere plea of Executive to such a crime; (ii) Executive's performance of any act or her failure to act, for which if he were prosecuted and convicted, would amount to a crime or offense involving money or property of New Frontier or its subsidiaries, or which would constitute a felony in the jurisdiction where the act or failure to act has occurred; (iii) material violation of any New Frontier policy instituted to protect New Frontier or its employees; (iv) material failure, neglect, or refusal by Executive properly to discharge, perform or observe any or all of Executive's job duties, provided Executive has been given written notice of such failure, neglect or refusal, and has not cured such within 10 days thereafter; or (v) material breach of any of the representations, warranties or covenants set forth in Sections 8 or 9 of this Agreement.

Section 4.  Termination by Executive for Good Reason . . .

                  Add to the end of paragraph 4(A) the following:

                  Notwithstanding the foregoing, any change by CEO Weiner in Executive's title, reporting requirements, authority, duties, or responsibilities or any other action by CEO Weiner which results in a material diminution in Executive's position, authority, duties or responsibilities shall not constitute Good Reason for termination by Executive.

Section 5.  Obligations of New Frontier upon Early Termination

          (B).

                  (i). New Frontier shall pay to Executive, within thirty days after the Date of Termination without cause, any accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by Executive under this Agreement, to the extent not previously paid (the sum of the amounts described in this subsection are referred to as the "Accrued Obligations"). In addition, all outstanding unvested options awarded to Executive shall immediately vest upon termination without cause.

                  (ii). New Frontier shall continue to pay Executive, in regular bi-weekly installments, Executive's base salary for the duration of the Employment Period or for eighteen months, whichever is longer.

                  (iii) New Frontier shall continue to provide benefits to Executive at least equal to those which would have been provided to her in accordance with the plans, programs, practices, and policies which are generally applicable to other peer executives, for the duration of the Employment Period (the "Welfare Benefit Continuation"). If Executive commences employment with another employer and is eligible to receive medical or other welfare benefits under another employer-provider plan, the medical and other welfare benefits to be provided by New Frontier as described herein shall terminate.

Section 6.  Change in Control

                  (A) DEFINED. For purposes of this Agreement, a "Change in Control" of New Frontier shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

                           (i) Any "person" (as such term is used in Sections
13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")), becomes the "beneficial owner" (as defined in Rule 13-d under the Act) directly or indirectly, of securities representing more than fifty percent (50%) of the
(i) total outstanding shares of common stock of New Frontier, or (ii) the total combined voting power represented by New Frontier's then outstanding voting securities other than by virtue of a merger, consolidation, or similar transaction. However, if any one person, or more than one person acting as a group, owns 50% or more of the total fair market value or total voting power represented by New Frontier's then outstanding voting securities, the increase in beneficial ownership by such person or group or persons will not be considered a Change of Control.

                           (ii) A change in the composition of the Board, as a
result of which less than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (a) are directors of New Frontier as of the date hereof, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of New Frontier).

                           (iii) New Frontier is a party to a merger,
consolidation or consummates a similar transaction with any other business entity after which at least 50% of the total voting power of the resulting entity is not held by the shareholders of New Frontier prior to the merger, or New Frontier adopts, and the stockholders approve, if necessary, a plan of complete liquidation or dissolution of New Frontier, a complete dissolution or liquidation of New Frontier occurs or New Frontier sells or disposes of substantially all of its assets.

                  (B). CHANGE OF CONDITIONS OF EMPLOYMENT. In the event of a Change in Control, and in the event that New Frontier thereafter makes any of the following changes, then Executive shall be entitled to voluntarily terminate her employment with New Frontier:

                           (i) the assignment to Executive by New Frontier of duties not reasonably consistent with Executive's positions, duties, responsibilities, titles or offices at the commencement of the Term, or

                           (ii) relocation of New Frontier's executive offices outside of the Boulder, Colorado area, or

                           (iii) material change in Executive's title, as it existed immediately prior to the Change in Control.

In the event of any such voluntary termination permitted by this section, Executive shall be entitled to payment of any accrued entitlements, including, but not limited to, the immediate vesting of all outstanding unvested stock options, in accordance with the terms and conditions of section 5(B)(i) of this Agreement, to the lump-sum payment of an amount equivalent to the Base Salary for the remaining term of this Agreement or 18 months, whichever is greater, plus an amount equivalent to one year's bonus as measured by the average annual bonus awarded to Executive during the immediately preceding two full bonus years, and to payment of health insurance in accordance with the terms and conditions of section 5(B)(iii) of this Agreement.

                  (C). NON-COMPETE. In the event that Executive voluntarily terminates her employment as permitted by section 6(B) hereinabove, Executive shall be free to seek employment elsewhere without regard to whether any prospective employer is a competitor of New Frontier.


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

Section 9.  Non-Compete; Non-Solicitation

                  Add to the end of paragraph 9(A) the following:

                  For purposes of this Agreement, New Frontier's business shall mean the commercial collection and redistribution of adult entertainment content to cable, direct broadcast satellite ("DBS"), and premium-television companies and via Internet. The restrictions set forth in this section 9(A) shall not prohibit Executive from rendering services to cable, DBS, or premium-television companies.

Section 13.  Miscellaneous

                  (F). New Frontier agrees to defend and indemnify Executive against all claims for acts within the scope of her duties, but excluding acts of gross negligence and willful misconduct.

                  (G). New Frontier agrees to maintain D&O insurance that covers Executive for all acts within the scope of her duties, but excluding acts of gross negligence and willful misconduct.

         Section 14.  Attorneys' Fees and Costs

         If any action is commenced to enforce the provisions of this Agreement or for breach of this Agreement, or if this Agreement is asserted as a defense to any action, the parties hereby agree that the prevailing party in any such action shall be entitled, in addition to any other remedies, to an award of reasonable attorneys' fees and costs. This provision does not supersede the arbitration provisions of Section 10 of this Agreement but does supersede the provision which provides discretion to the Arbitrator in connection with an award of reasonable attorneys' fees to the prevailing party.


         NEW FRONTIER MEDIA, INC.                   Date:
         A Colorado Corporation


         /s/ Michael Weiner                         11/06/2006
         --------------------------------           --------------


         EXECUTIVE                                  Date:


         /s/ Karyn Miller                           11/06/2006
         --------------------------------           --------------
         Karyn Miller
                                       6

                                                                    Attachment A
                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of August 1, 2002 between KARYN L. MILLER, an individual with a residence at 963 Arrow Wood Drive, Golden, CO 80401 (the "Executive"), and NEW FRONTIER MEDIA, INC. ("New Frontier"), a Colorado corporation with a principal office at 7007 Winchester Circle, Suite 200, Boulder, Colorado, recites and provides as follows:

     WHEREAS, New Frontier desires to retain the services of the Executive on the terms and conditions set forth herein; and

     WHEREAS, the Executive desires to remain employed with New Frontier on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, New Frontier and the Executive agree as follows:

     1. EMPLOYMENT PERIOD. New Frontier hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment by New Frontier, in accordance with the terms and provisions of this Agreement, for the period commencing on the date of this Agreement (the "Effective Date") and ending at midnight on March 31, 2004 (the "Employment Period").


     2. TERMS OF EMPLOYMENT.


        (A) POSITION AND DUTIES.

            (i) During the Employment Period, the Executive shall serve as Chief Financial Officer of New Frontier and shall have such authority and perform such executive duties as are commensurate with that position. The Executive's services shall be performed at New Frontier's headquarters in Boulder, Colorado, and at such other locations as may be required by New Frontier.

            (ii) During the Employment Period, and excluding any periods of vacation and leave to which the Executive is entitled, the Executive agrees to devote her full attention to the business and affairs of New Frontier and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable efforts to perform faithfully such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to: (a) serve on corporate, civic, charitable, and professional association boards or committees; (b) deliver lectures or fulfill speaking engagements; and (c) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of New Frontier in accordance with this Agreement. The Executive's employment under this Agreement shall be the Executive's exclusive employment during the term of the Employment Period.

        (B) COMPENSATION.

            (i) Base Salary. During the Employment Period, the Executive shall receive a base salary ("Base Salary"), which shall be paid in equal installments on a bi-weekly basis, at the annual rate of not less than One Hundred and Fifty Thousand Dollars ($150,000) per year. During the Employment Period, the Base Salary shall be reviewed at least annually in August by the Compensation Committee of the Board of Directors of New Frontier. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Base Salary shall not be reduced and the term Base Salary as used in this Agreement shall mean the Base Salary as so increased.

            (ii) Discretionary Bonus. In addition to the Executive's Base Salary, the Compensation Committee of the Board of Directors of New Frontier may, in its sole discretion, award to the Executive bonus(es).

            (iii) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all employment-related expenses incurred by the Executive in accordance with the policies, practices and procedures of New Frontier as in effect generally from time to time after the Effective Date with respect to other peer executives of New Frontier.

            (iv) Vacation. During the Employment Period, the Executive shall be entitled to four weeks paid vacation per year, which may be used in accordance with the policies, programs and practices of New Frontier, which are in effect generally from time to time after the Effective Date with respect to other peer executives of New Frontier.

            (v) Sick Leave. During the Employment Period, the Executive shall be entitled to paid sick leave in accordance with the policies, programs and practices of New Frontier, which are in effect generally from time to time after the Effective Date with respect to other peer executives of New Frontier.

            (vi) Car Allowance. During the Employment Period, the Executive shall be entitled to a $650 a month car allowance, in accordance with New Frontier's car allowance policy, in lieu of expenses associated with the operation of her automobile.

            (vii) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans to the extent applicable generally to other peer executives of New Frontier, including any 401(k) plan maintained by New Frontier.

            (viii) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family and dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under all welfare benefit plans provided by New Frontier (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, and accidental death and travel accident insurance plans) to the extent applicable generally to other peer executives of New Frontier.

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

            (C) Relationship Subsequent to this Agreement. If the parties do not execute a new written agreement upon expiration of this Agreement, the employment of the Executive shall continue on an as at-will basis.

       3. EARLY TERMINATION OF EMPLOYMENT BY NEW FRONTIER.

            (A) FOR CAUSE. New Frontier may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) the conviction of the Executive for committing an act of fraud, embezzlement, theft or other act constituting a crime or the guilty or nolo contendere plea of the Executive to such a crime; (ii) fraudulent conduct or an act of dishonesty or breach of trust on the part of the Executive in connection with New Frontier's business; (iii) violation of any New Frontier policy of which the Executive is aware and is given a reasonable opportunity to cure; (iv) failure, neglect, or refusal by the Executive properly to discharge, perform or observe any or all of the Executive's job duties; (v) failure by the Executive to engage in diligent efforts to perform the Executive's job duties; and (vi) breach of the confidentiality or non-competition provisions of this Agreement.

            (B) WITHOUT CAUSE. New Frontier may terminate the Executive's employment at anytime without cause.

            (C) UPON EMPLOYEE'S DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death or upon a good faith determination by New Frontier that the Executive is disabled. New Frontier will deem the Executive disabled if and when, in the good faith judgment of New Frontier, the Executive is unable to perform the material functions of her job, even with reasonable accommodation, for a total of 90 days out of any six month period.

         4. TERMINATION BY EXECUTIVE FOR GOOD REASON. The Executive may terminate her employment with New Frontier for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, in the absence of the consent of the Executive, a reasonable determination by the Executive that any of the following has occurred:

            (A) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including titles and reporting requirements, authority, duties or responsibilities as contemplated by
Section 2(A) of this Agreement), or any other action by New Frontier which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and insubstantial action not taken in bad faith and which is remedied by New Frontier promptly after receipt of notice thereof given by the Executive; or

            (B) any failure by New Frontier to comply with any of the provisions of this Agreement applicable to it, other than any isolated and insubstantial failure not occurring in bad faith and which is remedied promptly after notice thereof from the Executive.

     5. OBLIGATIONS OF NEW FRONTIER UPON EARLY TERMINATION.

         (A) TERMINATION FOR CAUSE. If the Executive's employment shall be terminated for Cause, this Agreement shall terminate without any further obligation to the Executive whatsoever, other than any obligation which may be required by law.

         (B) TERMINATION BY NEW FRONTIER WITHOUT CAUSE; TERMINATION BY EXECUTIVE FOR GOOD REASON. In the event New Frontier terminates the Executive's employment during the Employment Period without cause, or the Executive terminates her employment for Good Reason, then New Frontier shall pay or provide to the Executive the following:

            (i) New Frontier shall pay to the Executive, within 30 days after the Date of Termination, as defined in Section 7, any accrued Base Salary, bonuses that have been declared, vacation pay, expense reimbursement and any other entitlements accrued by the Executive under Section 2(B), to the extent not theretofore paid (the sum of these amounts shall hereinafter be referred to as the "Accrued Obligations").

            (ii) New Frontier shall continue to pay to the Executive, in regular bi-weekly installments, the Executive's Base Salary under this Agreement for the duration of the Employment Period, or for six months, whichever is less. However, if the employment of the Executive becomes at-will, New Frontier will continue to pay to the Executive, in regular bi-weekly installments, the Executive's Base Salary under the agreement for the duration of six months so long as both parties to this agreement are negotiating a new contract in good-faith when the termination event under this Section 5 occurs.

            (iii) New Frontier shall continue to provide and pay for benefits to the Executive and/or the Executive's family and dependents at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies which are generally applicable to peer executives, for the duration of the Employment Period, or for six months, whichever is less. If the Executive commences employment with another employer and is eligible to receive medical or other welfare benefits under another employer-provider plan, the medical and other welfare benefits to be provided by New Frontier as described herein shall terminate.

         (C) UPON DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligation to the Executive's legal representatives under this Agreement, other than for payment of any Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination, as defined Section 6) and the timely payment or provision of all welfare benefit plans.

         (D) UPON DISABILITY. If the Executive's employment shall be terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligation to the Executive, other than for payment of any Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, as defined in Section 7) and the timely payment or provision of all welfare benefit plans.


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

     6. RIGHTS AND OBLIGATIONS UPON CHANGE IN CONTROL.

     In the event of a "Change in Control" (as defined in this Section 6) of New Frontier during the Employment Period or during any period of time that the Executive's employment is at-will, the Executive may terminate her employment with New Frontier by giving 30 days' notice thereof within six months after the occurrence of such Change in Control. If the Executive terminates her employment in accordance with this Section 6, or is terminated without cause within six months after a Change in Control, New Frontier shall pay the Executive an amount equal to: (i) all Accrued Obligations; (ii) all Base Salary under this Agreement for the duration of the Employment Period or for one year, whichever is less, or, if the Executive's employment is then at-will and both parties to this agreement are then negotiating a new contract in good-faith, six months of Base Salary; and (iii) the amount of bonus, if any, paid to the Executive for the fiscal year preceding the Change in Control. Such payment shall be made in a lump sum payable on the date of termination. New Frontier shall also continue for such period to permit the Executive to receive or participate at New Frontier's expense in all fringe benefits available to her pursuant to Section 2 above for a period of one year after the termination of her employment, provided, however, in no event shall the amount paid to the Executive pursuant to this Section 6 exceed the maximum payment permitted by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or then applicable law, and to the extent any "excess parachute payment," as that phrase is defined in
Section 280G(b) of the Code or then applicable law, would result from the provisions of this Section 6, then the amount the Executive would otherwise receive shall be reduced so that no "excess parachute payment" is made by New Frontier or received by the Executive.

     A "Change in Control" of New Frontier shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

         (A) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")), becomes the "beneficial owner" (as defined in Rule 13-d under the Act), directly or indirectly, of securities representing more than fifty percent (50%) of the total voting power represented by New Frontier's then outstanding voting securities;

         (B) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (a) are directors of New Frontier as of the date hereof, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of New Frontier); or

     (C) New Frontier merges or consolidates with any other corporation after which a majority of the shares of the resulting entity are not held by the shareholders of New Frontier prior to the merger, or New Frontier adopts, and the stockholders approve, if necessary, a plan of complete liquidation of New Frontier, or New Frontier sells or disposes of substantially all of its assets.

     7. NOTICE AND DATE OF TERMINATION.

     Any termination shall be communicated by a written Notice of Termination to the other party, and may be sent via registered or certified mail, return receipt requested, postage prepaid or by facsimile transmission, or by electronic mail or by hand delivery. "Date of Termination" shall mean: (i) the date of transmission of the Notice of Termination by facsimile, e-mail or personal delivery; (ii) three calendar days after the date of mailing by first class mail; or (iii) if Executive's employment is terminated by reason of Executive's death, the Date of Termination shall be the date of the Executive's death.

     8. CONFIDENTIAL INFORMATION.

         (A) CONFIDENTIAL INFORMATION. As used in this Agreement "Confidential Information" includes, without limitation, design information, manufacturing information, business, financial, and technical information, sales and processing information, product information, customers, customer lists, vendors, vendor lists, pricing information, corporation and personal business contact and relationships, corporation and personal business opportunities, software, computer disks or files, or any other electronic information of any kind, Rolodex cards or other lists of names, addresses or telephone numbers, financial information, projects, potential projects, current projects, projects in development and future projects, forecasts, plans, contracts, releases, and other documents, materials or writings that belong to New Frontier, including those which are prepared or created by Executive or come into the possession of Executive by any means or manner and which relate directly or indirectly to New Frontier, and each of its owners, predecessors, successors, subsidiaries, affiliates, and all of its shareholders, directors and officers (all of the above collectively referred to as "Confidential Information"). Confidential Information includes information developed by Executive in the course of Executive's services for New Frontier for the benefit of New Frontier, as well as other Confidential Information to which Executive may have access in connection with Executive's services. Confidential Information also includes the confidential information of other individuals or entities with which New Frontier has a business relationship.


         (B) DUTY OF CONFIDENTIALITY. Executive will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others working with Executive to disclose or use), either during or after the term of this Agreement, any Confidential Information belonging to New Frontier, whether in oral, written, electronic or permanent form, except solely to the extent necessary to perform services on behalf of New Frontier. Upon termination of this Agreement, or the request of New Frontier prior to its termination, Executive shall deliver forthwith to New Frontier all original Confidential Information (and all copies thereof) in Executive's possession or control belonging to New Frontier and all tangible items embodying or containing Confidential Information.

         (C) DOCUMENTS, RECORDS, ETC. All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by New Frontier or produced by Executive in connection with Executive's services will be and remain the sole property of New Frontier. Executive will return to New Frontier forthwith all such materials and property upon the termination of this Agreement or sooner if requested by New Frontier.


         (D) ASSIGNMENT OF RIGHTS. Executive shall make full and prompt disclosure to New Frontier of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, "Inventions") made by Executive as a result or product of her employment relationship with New Frontier. Executive hereby assigns to New Frontier without additional compensation the entire worldwide right, title and interest in and to such Inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised. To the extent that any work created by Executive can be a work for hire pursuant to U.S. Copyright Law, the parties deem such work a work for hire and Executive should be considered the author thereof. Executive shall, at the request of New Frontier, without additional compensation, from time to time execute, acknowledge and deliver to New Frontier such instruments and documents as New Frontier may require to perfect, transfer and vest in New Frontier the entire rights, title and interest in and to such inventions. In the event that Executive does not timely perform such obligations, Executive hereby makes New Frontier and its officers her attorney in fact and gives them the power of attorney to perform such obligations and to execute such documents on Executive's behalf. Executive shall cooperate with New Frontier upon New Frontier's request and at New Frontier's cost but without additional compensation in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.


         (E) INJUNCTIVE RELIEF. Executive acknowledges that a violation or attempted violation on Executive's part of any agreement in this Section 8 will cause irreparable damage to New Frontier, and accordingly, Executive agrees that New Frontier shall be entitled as a manner of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Executive; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that New Frontier may have. Terms and agreements set forth in this Section 8 shall survive the expiration of the term of this Agreement. The existence of any claim of Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by New Frontier of the covenants contained in this Agreement.


         (F) DISCLOSURE OF INFORMATION TO OTHERS. Executive shall not divulge any Confidential Information to anyone outside New Frontier without obtaining both New Frontier's prior written consent and the disclosee's signed written confidentiality agreement as approved by New Frontier.


     9. NON-COMPETE; NON-SOLICITATION.

         (A) NON-COMPETE. Except as is set forth below, for a period commencing on the Effective Date hereof and ending on the first anniversary of the date the Executive ceases to be employed by New Frontier (the "Non-Competition Period"), the Executive shall not, directly or indirectly, either for herself or any other person, own, manage, control, materially participate in, invest in, permit her name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of a substantial portion of New Frontier's business at the date the Executive ceases to be employed by New Frontier (collectively, a "Competitor"); provided, however, that the restrictions set forth above shall immediately terminate and shall be of no further force or effect (i) in the event of a default by New Frontier of the performance of any of the obligations hereunder, which default is not cured within ten (10) days after notice thereof, or (ii) if the Executive's employment has been terminated by New Frontier other than for Cause, or (iii) if the Executive resigns for Good Reason. Nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the equity securities of an enterprise which is a competitor of a substantial portion of New Frontier's business which is publicly traded, so long as she has no active participation in the business of such enterprise.

         (B) NON-SOLICITATION. During the Non-Competition Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing an employee of New Frontier to leave the employ of New Frontier, or in any way interfere with the relationship between New Frontier and an employee of New Frontier except in the proper exercise of the Executive's authority, or
(ii) in any way interfere with the relationship between New Frontier and any customer, supplier, licensee or other business relation of New Frontier.

         (C) SCOPE. If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.


         (D) INDEPENDENT AGREEMENT. The covenants made in this Section 9 shall be construed as an agreement independent of any other provisions of this Agreement, and shallsurvive the termination of this Agreement. Moreover, the existence of any claim or cause of action of the Executive against New Frontier or any of its affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

    10. ARBITRATION.

         No dispute between New Frontier (or any of its officers, directors, employees, subsidiaries or affiliates) and Executive, which is in any way related to the employment of Executive (including but not limited to claims of wrongful termination; racial, sexual or other discrimination or harassment; defamation; and other employment-related claims or allegations) shall be the subject of a lawsuit filed in state or federal court. Instead, any such dispute shall be submitted to arbitration before the American Arbitration Association
(AAA) or any other individual or organization on which the parties agree or which a court may appoint(1). It is understood that both sides are hereby waiving the right to a jury trial.

         In order to commence an arbitration proceeding, the claimant shall file with the AAA (or other agreed or appointed arbitrator) and serve on the other party a complaint in accordance with the laws of the State of Colorado; the other party shall file and serve a response in accordance with the laws of that state. The arbitration shall be initiated in Boulder, Colorado. The arbitration must be filed within six months of the act or omission which gives rise to the claim. Each party shall be entitled to take one deposition, and to take any other discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication. The Arbitrator shall hear motions pertaining to the pleadings, discovery or summary judgment or adjudication, in accordance with the law as it would be applied by a court of the State of Colorado.

         The Arbitrator shall render a decision which conforms to the facts, supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the state in which the arbitration is brought. The Arbitrator shall not impose any requirement of "just cause," not otherwise imposed by law. At the conclusion of the arbitration, the Arbitrator shall make written findings of fact, and state the evidentiary basis for each such finding. The Arbitrator shall also issue a ruling and explain how the findings of fact justify his or her ruling.

         Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award. The court shall review the arbitration award, including the ruling and findings of fact, and shall determine whether they are supported by competent evidence and by a proper application of law to the facts. If the court finds that the award is properly supported by the facts and law, then it shall enter judgment on the award; if the court finds that the award is not supported by the facts or the law, then the court may enter a different judgment (if such is compelled by the uncontradicted evidence) or may direct the parties to return to arbitration for further proceedings consistent with the order of the court.


         11. NO CONFLICTING OBLIGATIONS OF EXECUTIVE. Executive represents and warrants that she is not subject to any duties or restrictions under any prior agreement with any previous employer or other person, and that she has no rights or obligations except as previously disclosed to New Frontier which may conflict with the interests of New Frontier or with the performance of the Executive's duties and obligations under this Agreement. Executive agrees to notify New Frontier immediately if any such conflicts occur in the future.

         12. SUCCESSORS.

            (A) This Agreement is personal to the Executive and shall not be assignable by the Executive.

--------------------------
(1) Notwithstanding the above, either New Frontier or the Executive may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration.

            (B) This Agreement shall inure to the benefit of New Frontier and its successors and assigns. New Frontier may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company.

     13. MISCELLANEOUS.


            (A) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral pertaining to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Executive and by the President of Executive Vice President of New Frontier.

            (B) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, or by e-mail, or by hand delivery to such address as either party shall have furnished to the other in writing in accordance herewith. Notice to New Frontier also must be given to:

                  Hank Gracin, Esq.
                  Lehman & Eilen LLP
                  50 Charles Lindbergh Boulevard
                  Suite 505
                  Uniondale, New York 11553
                  Facsimile (516) 222-0948


            (C) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (D) New Frontier may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (E) New Frontier's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right New Frontier may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Executive Committee of its Board of Directors, New Frontier has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

NEW FRONTIER MEDIA, INC.                             EXECUTIVE:


By: /s/ Michael Weiner                           /s/ Karyn Miller
   -----------------------------                 -----------------
    Michael Weiner                                 Karyn Miller
    Executive Vice President

JANUARY 7, 2004 AMENDMENT

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment, dated January _7_, 2004 (the "Amendment"), to the Employment Agreement, dated August 1, 2002 (the "Agreement"), by and between Karyn Miller (the "Executive") and New Frontier Media, Inc. ("NFM"). Terms not otherwise defined herein shall have the meaning described to them in the Agreement.

                                W I T N E S S T H

         WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in the Agreement, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  EMPLOYMENT PERIOD. NFM hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment by NFM, in accordance with the terms and conditions of this Agreement, for the period commencing on the date of this Agreement (the "Effective Date") and ending at midnight on March 31, 2006 (the "Employment Period").

         2. The Agreement, as amended by this Amendment, contains the entire agreement between the parties hereto and there are no agreements, warranties or representations which are not set forth therein or herein. This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

         3. This Amendment shall be governed by and construed and enforced in accordance with the local laws of the State of Colorado applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles.

         4. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by them or their duly authorized representatives as of the date first written above.




                                       NEW FRONTIER MEDIA, INC.


                                       By:/s/ Michael Weiner
                                          --------------------------
                                       Name: Michael Weiner
                                            ------------------------
                                       Title: CEO
                                             -----------------------

                                       EXECUTIVE:


                                       /s/ Karyn Miller
                                       -----------------------------
                                       Michael Weiner

JANUARY 11, 2005 AMENDMENT

                     AMENDMENT TO THE EMPLOYMENT AGREEMENT
                                     BETWEEN
                            NEW FRONTIER MEDIA, INC.
                                       AND
                                 KARYN L. MILLER


This amendment dated January 11, 2005 ("January 11, 2005 Amendment") amends the Employment Agreement dated August 1, 2002, and all amendments thereto (collectively the "Employment Agreement"), between New Frontier Media, Inc. ("New Frontier") and Karyn L. Miller ("Executive"). Unless otherwise defined in this January 11, 2005 Amendment, all defined terms used herein shall have the meaning as set forth in the Employment Agreement. The parties hereby agree to amend the Employment Agreement as follows:

Section 1. Employment Period
The end of the Employment Period shall be extended to midnight on March 31, 2007.

Section 2. Terms of Employment, Subsection (B)(i) Base Salary
Beginning on April 1, 2005, the Base Salary, which shall be paid in equal installments on a bi-weekly basis, shall be at the annual rate of not less than One Hundred and Eighty Thousand Dollars ($180,000) per year.

To the extent that this January 11, 2005 Amendment contains additional terms or terms that conflict with the Employment Agreement, the terms of this January 11, 2005 Amendment shall control. Other than the changes above, the terms and condition of the Employment Agreement remain unchanged and in full force and effect.


New Frontier Media, Inc.                      Executive

By: /s/ Michael Weiner                        By: /s/ Karyn L. Miller
    ----------------------                        ------------------------
Name: Michael Weiner                          Name: Karyn L. Miller

Title: CEO